UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)

Summit Midstream Partners, LP

(Name of Issuer)

Common Units

(Title of Class of Securities)

866142409

(CUSIP Number)

December 31, 2021

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 866142409	Schedule 13G

1	Names of Reporting Persons Ares XXVII CLO Tax Subsidiary Inc.

2	Check the Appropriate Box if a Member of a Group
(a) ☐
(b) ☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 10,989

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 10,989

9	Aggregate Amount Beneficially Owned by Each Reporting Person 10,989

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.2%*

12	Type of Reporting Person CO

* The calculation of the percentage of outstanding shares is based on 7,169,834 shares of Common Units (as defined below) outstanding as of October 29, 2021, as disclosed in the Issuer’s (as defined below) Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission (“SEC”) on November 5, 2021 (the “10-Q”).

CUSIP No. 866142409	Schedule 13G

1	Names of Reporting Persons Ares XXVII CLO Ltd.

2	Check the Appropriate Box if a Member of a Group
(a) ☐
(b) ☐

3	SEC Use Only

4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 10,989

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 10,989

9	Aggregate Amount Beneficially Owned by Each Reporting Person 10,989

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.2%*

12	Type of Reporting Person FI

* The calculation of the percentage of outstanding shares is based on 7,169,834 shares of Common Units outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q.

CUSIP No. 866142409	Schedule 13G

1	Names of Reporting Persons Ares XXVIIIR CLO Tax Subsidiary Inc.

2	Check the Appropriate Box if a Member of a Group
(a) ☐
(b) ☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 12,163

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 12,163

9	Aggregate Amount Beneficially Owned by Each Reporting Person 12,163

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.2%*

12	Type of Reporting Person CO

* The calculation of the percentage of outstanding shares is based on 7,169,834 shares of Common Units outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q.

CUSIP No. 866142409	Schedule 13G

1	Names of Reporting Persons Ares XXVIIIR CLO Ltd.

2	Check the Appropriate Box if a Member of a Group
(a) ☐
(b) ☐

3	SEC Use Only

4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 12,163

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 12,163

9	Aggregate Amount Beneficially Owned by Each Reporting Person 12,163

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.2%*

12	Type of Reporting Person FI

* The calculation of the percentage of outstanding shares is based on 7,169,834 shares of Common Units outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q.

CUSIP No. 866142409	Schedule 13G

1	Names of Reporting Persons Ares XXIX CLO Tax Subsidiary Inc.

2	Check the Appropriate Box if a Member of a Group
(a) ☐
(b) ☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%*

12	Type of Reporting Person CO

* The calculation of the percentage of outstanding shares is based on 7,169,834 shares of Common Units outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q.

CUSIP No. 866142409	Schedule 13G

1	Names of Reporting Persons Ares XXIX CLO Ltd.

2	Check the Appropriate Box if a Member of a Group
(a) ☐
(b) ☐

3	SEC Use Only

4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%*

12	Type of Reporting Person FI

* The calculation of the percentage of outstanding shares is based on 7,169,834 shares of Common Units outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q.

CUSIP No. 866142409	Schedule 13G

1	Names of Reporting Persons Ares XXXIR CLO Tax Subsidiary Inc.

2	Check the Appropriate Box if a Member of a Group
(a) ☐
(b) ☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 20,191

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 20,191

9	Aggregate Amount Beneficially Owned by Each Reporting Person 20,191

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.3%*

12	Type of Reporting Person CO

* The calculation of the percentage of outstanding shares is based on 7,169,834 shares of Common Units outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q.

CUSIP No. 866142409		Schedule 13G

1	Names of Reporting Persons Ares XXXIR CLO Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 20,191

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 20,191

9	Aggregate Amount Beneficially Owned by Each Reporting Person 20,191

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.3%*

12	Type of Reporting Person FI

* The calculation of the percentage of outstanding shares is based on 7,169,834 shares of Common Units outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q.

CUSIP No. 866142409		Schedule 13G

1	Names of Reporting Persons Ares XXXIIR CLO Tax Subsidiary Inc.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 10,674

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 10,674

9	Aggregate Amount Beneficially Owned by Each Reporting Person 10,674

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%*

12	Type of Reporting Person CO

* The calculation of the percentage of outstanding shares is based on 7,169,834 shares of Common Units outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q.

CUSIP No. 866142409		Schedule 13G

1	Names of Reporting Persons Ares XXXIIR CLO Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 10,674

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 10,674

9	Aggregate Amount Beneficially Owned by Each Reporting Person 10,674

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%*

12	Type of Reporting Person FI

* The calculation of the percentage of outstanding shares is based on 7,169,834 shares of Common Units outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q.

CUSIP No. 866142409		Schedule 13G

1	Names of Reporting Persons Ares XXXIV CLO Tax Subsidiary Inc.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 17,109

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 17,109

9	Aggregate Amount Beneficially Owned by Each Reporting Person 17,109

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.2%*

12	Type of Reporting Person CO

* The calculation of the percentage of outstanding shares is based on 7,169,834 shares of Common Units outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q.

CUSIP No. 866142409		Schedule 13G

1	Names of Reporting Persons Ares XXXIV CLO Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 17,109

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 17,109

9	Aggregate Amount Beneficially Owned by Each Reporting Person 17,109

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.2%*

12	Type of Reporting Person FI

* The calculation of the percentage of outstanding shares is based on 7,169,834 shares of Common Units outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q.

CUSIP No. 866142409		Schedule 13G

1	Names of Reporting Persons Ares XXXVR CLO Tax Subsidiary Inc.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 9,852

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 9,852

9	Aggregate Amount Beneficially Owned by Each Reporting Person 9,852

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%*

12	Type of Reporting Person CO

* The calculation of the percentage of outstanding shares is based on 7,169,834 shares of Common Units outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q.

CUSIP No. 866142409		Schedule 13G

1	Names of Reporting Persons Ares XXXVR CLO Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 9,852

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 9,852

9	Aggregate Amount Beneficially Owned by Each Reporting Person 9,852

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%*

12	Type of Reporting Person FI

* The calculation of the percentage of outstanding shares is based on 7,169,834 shares of Common Units outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q.

CUSIP No. 866142409		Schedule 13G

1	Names of Reporting Persons Ares XXXVII CLO Issuer Subsidiary Inc.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 15,406

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 15,406

9	Aggregate Amount Beneficially Owned by Each Reporting Person 15,406

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.2%*

12	Type of Reporting Person CO

* The calculation of the percentage of outstanding shares is based on 7,169,834 shares of Common Units outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q.

CUSIP No. 866142409		Schedule 13G

1	Names of Reporting Persons Ares XXXVII CLO Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 15,406

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 15,406

9	Aggregate Amount Beneficially Owned by Each Reporting Person 15,406

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.2%*

12	Type of Reporting Person FI

* The calculation of the percentage of outstanding shares is based on 7,169,834 shares of Common Units outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q.

CUSIP No. 866142409		Schedule 13G

1	Names of Reporting Persons Ares XXXVIII CLO Tax Subsidiary Inc.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 9,393

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 9,393

9	Aggregate Amount Beneficially Owned by Each Reporting Person 9,393

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%*

12	Type of Reporting Person CO

* The calculation of the percentage of outstanding shares is based on 7,169,834 shares of Common Units outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q.

CUSIP No. 866142409		Schedule 13G

1	Names of Reporting Persons Ares XXXVIII CLO Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 9,393

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 9,393

9	Aggregate Amount Beneficially Owned by Each Reporting Person 9,393

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%*

12	Type of Reporting Person FI

* The calculation of the percentage of outstanding shares is based on 7,169,834 shares of Common Units outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q.

CUSIP No. 866142409		Schedule 13G

1	Names of Reporting Persons Ares XXXIX CLO Tax Subsidiary Inc.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 10,674

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 10,674

9	Aggregate Amount Beneficially Owned by Each Reporting Person 10,674

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%*

12	Type of Reporting Person CO

* The calculation of the percentage of outstanding shares is based on 7,169,834 shares of Common Units outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q.

CUSIP No. 866142409		Schedule 13G

1	Names of Reporting Persons Ares XXXIX CLO Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 10,674

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 10,674

9	Aggregate Amount Beneficially Owned by Each Reporting Person 10,674

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%*

12	Type of Reporting Person FI

* The calculation of the percentage of outstanding shares is based on 7,169,834 shares of Common Units outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q.

CUSIP No. 866142409		Schedule 13G

1	Names of Reporting Persons Ares XL CLO Tax Subsidiary Inc.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 15,788

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 15,788

9	Aggregate Amount Beneficially Owned by Each Reporting Person 15,788

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.2%*

12	Type of Reporting Person CO

* The calculation of the percentage of outstanding shares is based on 7,169,834 shares of Common Units outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q.

CUSIP No. 866142409		Schedule 13G

1	Names of Reporting Persons Ares XL CLO Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 15,788

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 15,788

9	Aggregate Amount Beneficially Owned by Each Reporting Person 15,788

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.2%*

12	Type of Reporting Person FI

* The calculation of the percentage of outstanding shares is based on 7,169,834 shares of Common Units outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q.

CUSIP No. 866142409		Schedule 13G

1	Names of Reporting Persons Ares XLI CLO Tax Subsidiary Inc.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 13,674

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 13,674

9	Aggregate Amount Beneficially Owned by Each Reporting Person 13,674

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.2%*

12	Type of Reporting Person CO

* The calculation of the percentage of outstanding shares is based on 7,169,834 shares of Common Units outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q.

CUSIP No. 866142409	Schedule 13G

1	Names of Reporting Persons Ares XLI CLO Ltd.

2	Check the Appropriate Box if a Member of a Group
(a) ☐
(b) ☐

3	SEC Use Only

4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 13,674

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 13,674

9	Aggregate Amount Beneficially Owned by Each Reporting Person 13,674

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.2%*

12	Type of Reporting Person FI

* The calculation of the percentage of outstanding shares is based on 7,169,834 shares of Common Units outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q.

CUSIP No. 866142409	Schedule 13G

1	Names of Reporting Persons Ares XLII CLO Tax Subsidiary Inc.

2	Check the Appropriate Box if a Member of a Group
(a) ☐
(b) ☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 10,281

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 10,281

9	Aggregate Amount Beneficially Owned by Each Reporting Person 10,281

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%*

12	Type of Reporting Person CO

* The calculation of the percentage of outstanding shares is based on 7,169,834 shares of Common Units outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q.

CUSIP No. 866142409	Schedule 13G

1	Names of Reporting Persons Ares XLII CLO Ltd.

2	Check the Appropriate Box if a Member of a Group
(a) ☐
(b) ☐

3	SEC Use Only

4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 10,281

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 10,281

9	Aggregate Amount Beneficially Owned by Each Reporting Person 10,281

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%*

12	Type of Reporting Person FI

* The calculation of the percentage of outstanding shares is based on 7,169,834 shares of Common Units outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q.

CUSIP No. 866142409	Schedule 13G

1	Names of Reporting Persons Ares XLIII CLO Tax Subsidiary Inc.

2	Check the Appropriate Box if a Member of a Group
(a) ☐
(b) ☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 15,862

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 15,862

9	Aggregate Amount Beneficially Owned by Each Reporting Person 15,862

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.2%*

12	Type of Reporting Person CO

* The calculation of the percentage of outstanding shares is based on 7,169,834 shares of Common Units outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q.

CUSIP No. 866142409	Schedule 13G

1	Names of Reporting Persons Ares XLIII CLO Ltd.

2	Check the Appropriate Box if a Member of a Group
(a) ☐
(b) ☐

3	SEC Use Only

4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 15,862

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 15,862

9	Aggregate Amount Beneficially Owned by Each Reporting Person 15,862

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.2%*

12	Type of Reporting Person FI

* The calculation of the percentage of outstanding shares is based on 7,169,834 shares of Common Units outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q.

CUSIP No. 866142409	Schedule 13G

1	Names of Reporting Persons Ares XLIV CLO Tax Subsidiary Inc.

2	Check the Appropriate Box if a Member of a Group
(a) ☐
(b) ☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 39,026

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 39,026

9	Aggregate Amount Beneficially Owned by Each Reporting Person 39,026

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.5%*

12	Type of Reporting Person CO

* The calculation of the percentage of outstanding shares is based on 7,169,834 shares of Common Units outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q.

CUSIP No. 866142409	Schedule 13G

1	Names of Reporting Persons Ares XLIV CLO Ltd.

2	Check the Appropriate Box if a Member of a Group
(a) ☐
(b) ☐

3	SEC Use Only

4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 39,026

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 39,026

9	Aggregate Amount Beneficially Owned by Each Reporting Person 39,026

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.5%*

12	Type of Reporting Person FI

* The calculation of the percentage of outstanding shares is based on 7,169,834 shares of Common Units outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q.

CUSIP No. 866142409	Schedule 13G

1	Names of Reporting Persons Ares XLV CLO Issuer Subsidiary Inc.

2	Check the Appropriate Box if a Member of a Group
(a) ☐
(b) ☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 10,143

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 10,143

9	Aggregate Amount Beneficially Owned by Each Reporting Person 10,143

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%*

12	Type of Reporting Person CO

* The calculation of the percentage of outstanding shares is based on 7,169,834 shares of Common Units outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q.

CUSIP No. 866142409		Schedule 13G

1	Names of Reporting Persons Ares XLV CLO Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 10,143

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 10,143

9	Aggregate Amount Beneficially Owned by Each Reporting Person 10,143

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%*

12	Type of Reporting Person FI

* The calculation of the percentage of outstanding shares is based on 7,169,834 shares of Common Units outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q.

CUSIP No. 866142409		Schedule 13G

1	Names of Reporting Persons Ares XLVI CLO Tax Subsidiary Inc.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 13,234

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 13,234

9	Aggregate Amount Beneficially Owned by Each Reporting Person 13,234

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.2%*

12	Type of Reporting Person CO

* The calculation of the percentage of outstanding shares is based on 7,169,834 shares of Common Units outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q.

CUSIP No. 866142409		Schedule 13G

1	Names of Reporting Persons Ares XLVI CLO Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 13,234

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 13,234

9	Aggregate Amount Beneficially Owned by Each Reporting Person 13,234

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.2%*

12	Type of Reporting Person FI

* The calculation of the percentage of outstanding shares is based on 7,169,834 shares of Common Units outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q.

CUSIP No. 866142409		Schedule 13G

1	Names of Reporting Persons Ares XLVII CLO Tax Subsidiary Inc.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 15,423

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 15,423

9	Aggregate Amount Beneficially Owned by Each Reporting Person 15,423

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.2%*

12	Type of Reporting Person CO

* The calculation of the percentage of outstanding shares is based on 7,169,834 shares of Common Units outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q.

CUSIP No. 866142409		Schedule 13G

1	Names of Reporting Persons Ares XLVII CLO Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 15,423

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 15,423

9	Aggregate Amount Beneficially Owned by Each Reporting Person 15,423

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.2%*

12	Type of Reporting Person FI

* The calculation of the percentage of outstanding shares is based on 7,169,834 shares of Common Units outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q.

CUSIP No. 866142409		Schedule 13G

1	Names of Reporting Persons Ares XLVIII CLO Tax Subsidiary Inc.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 11,536

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 11,536

9	Aggregate Amount Beneficially Owned by Each Reporting Person 11,536

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.2%*

12	Type of Reporting Person CO

* The calculation of the percentage of outstanding shares is based on 7,169,834 shares of Common Units outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q.

CUSIP No. 866142409		Schedule 13G

1	Names of Reporting Persons Ares XLVIII CLO Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 11,536

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 11,536

9	Aggregate Amount Beneficially Owned by Each Reporting Person 11,536

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%*

12	Type of Reporting Person FI

* The calculation of the percentage of outstanding shares is based on 7,169,834 shares of Common Units outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q.

CUSIP No. 866142409		Schedule 13G

1	Names of Reporting Persons Ares XLIX CLO Tax Subsidiary Inc.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 10,210

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 10,210

9	Aggregate Amount Beneficially Owned by Each Reporting Person 10,210

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%*

12	Type of Reporting Person CO

* The calculation of the percentage of outstanding shares is based on 7,169,834 shares of Common Units outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q.

CUSIP No. 866142409		Schedule 13G

1	Names of Reporting Persons Ares XLIX CLO Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 10,210

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 10,210

9	Aggregate Amount Beneficially Owned by Each Reporting Person 10,210

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%*

12	Type of Reporting Person FI

* The calculation of the percentage of outstanding shares is based on 7,169,834 shares of Common Units outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q.

CUSIP No. 866142409		Schedule 13G

1	Names of Reporting Persons Ares Management LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 271,628

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 271,628

9	Aggregate Amount Beneficially Owned by Each Reporting Person 271,628

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 3.8%*

12	Type of Reporting Person OO (Limited Liability Company)

* The calculation of the percentage of outstanding shares is based on 7,169,834 shares of Common Units outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q.

CUSIP No. 866142409		Schedule 13G

1	Names of Reporting Persons Ares Management Holdings L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 271,628

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 271,628

9	Aggregate Amount Beneficially Owned by Each Reporting Person 271,628

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 3.8%*

12	Type of Reporting Person PN

* The calculation of the percentage of outstanding shares is based on 7,169,834 shares of Common Units outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q.

CUSIP No. 866142409		Schedule 13G

1	Names of Reporting Persons Ares Holdco LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 271,628

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 271,628

9	Aggregate Amount Beneficially Owned by Each Reporting Person 271,628

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 3.8%*

12	Type of Reporting Person OO (Limited Liability Company)

* The calculation of the percentage of outstanding shares is based on 7,169,834 shares of Common Units outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q.

CUSIP No. 866142409		Schedule 13G

1	Names of Reporting Persons Ares Management Corporation

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 271,628

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 271,628

9	Aggregate Amount Beneficially Owned by Each Reporting Person 271,628

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 3.8%*

12	Type of Reporting Person CO

* The calculation of the percentage of outstanding shares is based on 7,169,834 shares of Common Units outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q.

CUSIP No. 866142409		Schedule 13G

1	Names of Reporting Persons Ares Voting LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 271,628

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 271,628

9	Aggregate Amount Beneficially Owned by Each Reporting Person 271,628

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 3.8%*

12	Type of Reporting Person OO (Limited Liability Company)

* The calculation of the percentage of outstanding shares is based on 7,169,834 shares of Common Units outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q.

CUSIP No. 866142409		Schedule 13G

1	Names of Reporting Persons Ares Management GP LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 271,628

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 271,628

9	Aggregate Amount Beneficially Owned by Each Reporting Person 271,628

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 3.8%*

12	Type of Reporting Person OO (Limited Liability Company)

* The calculation of the percentage of outstanding shares is based on 7,169,834 shares of Common Units outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q.

CUSIP No. 866142409		Schedule 13G

1	Names of Reporting Persons Ares Partners Holdco LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 271,628

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 271,628

9	Aggregate Amount Beneficially Owned by Each Reporting Person 271,628

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 3.8%*

12	Type of Reporting Person OO (Limited Liability Company)

* The calculation of the percentage of outstanding shares is based on 7,169,834 shares of Common Units outstanding as of October 29, 2021, as disclosed in the Issuer’s 10-Q.

Item 1.
	(a)	Name of Issuer: Summit Midstream Partners, LP (the “Issuer”)
	(b)	Address of Issuer’s Principal Executive Offices: 910 Louisiana Street, Suite 4200 Houston, TX 77002

Item 2.
(a)	Name of Person Filing:
Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons”. This statement is filed on behalf of the Ares Direct Holders (as defined below), the Ares Lenders of Record (as defined below), Ares Management LLC, Ares Management Holdings L.P. (“Ares Management Holdings”), Ares Holdco LLC (“Ares Holdco”), Ares Management Corporation (“Ares Management”), Ares Voting LLC (“Ares Voting”), Ares Management GP LLC (“Ares Management GP”) and Ares Partners Holdco LLC (“Ares Partners”).
	(b)	Address or Principal Business Office: The business address of each Reporting Person is 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067.
(c)

Citizenship of each Reporting Person is:
Each of the Ares Direct Holders, Ares Management LLC, Ares Management Holdings, Ares Holdco, Ares Holdings, Ares Management, Ares Voting, Ares Management GP and Ares Partners is organized in the State of Delaware.

Each of the Ares Lenders of Record is organized in the Cayman Islands.

	(d)	Title of Class of Securities: Common Units (“Common Units”)
	(e)	CUSIP Number: 866142409

Item 3.
Not applicable.

Item 4.	Ownership

Ownership (a-b)

The ownership information presented below sets forth the number of shares and percentage of the Common Units that each Ares Direct Holder beneficially owns or may be deemed to beneficially own as of the filing date of this Amendment No. 1 (this “Amendment No. 1”) to the statement on Schedule 13G filed by the Reporting Persons on November 27, 2020 (together with this Amendment No. 1, this “Schedule 13G”), based on 7,169,834 shares of Common Units issued and outstanding as of October 29, 2021 (as reported in the Issuer’s quarterly report on Form 10-Q, filed with the Securities and Exchange Commission on November 5, 2021). The Reporting Persons collectively beneficially own, or may be deemed to beneficially own, an aggregate of 271,628 shares of Common Units. Such Common Units are held of record by the Reporting Persons listed under the heading “Ares Direct Holder” in the table below (each, an “Ares Direct Holder,” and collectively, the “Ares Direct Holders”) in the amounts set forth opposite each such Ares Direct Holder’s respective name. Each of the Reporting Persons listed under the heading “Ares Lender of Record” in the table below (each, an “Ares Lender of Record,” and collectively, “Ares Lenders of Record”) directly controls the Ares Direct Holder set forth opposite its respective name.

Ares XXIX CLO Ltd. has sold all of its previously held Common Units and is no longer an Ares Direct Holder. As such, Ares XXIX CLO Tax Subsidiary Inc. is also no longer an Ares Lender of Record.

Ares Direct Holder	Number of Common Units Held of Record	Percent of Class	Ares Lender of Record
Ares XXVII CLO Tax Subsidiary Inc.	10,989	0.2%	Ares XXVII CLO Ltd.
Ares XXVIIIR CLO Tax Subsidiary Inc.	12,163	0.2%	Ares XXVIIIR CLO Ltd.
Ares XXIX CLO Tax Subsidiary Inc.	0	0.0%	Ares XXIX CLO Ltd.
Ares XXXIR CLO Tax Subsidiary Inc.	20,191	0.3%	Ares XXXIR CLO Ltd.
Ares XXXIIR CLO Tax Subsidiary Inc.	10,674	0.1%	Ares XXXIIR CLO Ltd.
Ares XXXIV CLO Tax Subsidiary Inc.	17,109	0.2%	Ares XXXIV CLO Ltd.
Ares XXXVR CLO Tax Subsidiary Inc.	9,852	0.1%	Ares XXXVR CLO Ltd.
Ares XXXVII CLO Issuer Subsidiary Inc.	15,406	0.2%	Ares XXXVII CLO Ltd.
Ares XXXVIII CLO Tax Subsidiary Inc.	9,393	0.1%	Ares XXXVIII CLO Ltd.
Ares XXXIX CLO Tax Subsidiary Inc.	10,674	0.1%	Ares XXXIX CLO Ltd.
Ares XL CLO Tax Subsidiary Inc.	15,788	0.2%	Ares XL CLO Ltd.
Ares XLI CLO Tax Subsidiary Inc.	13,674	0.2%	Ares XLI CLO Ltd.
Ares XLII CLO Tax Subsidiary Inc.	10,281	0.1%	Ares XLII CLO Ltd.
Ares XLIII CLO Tax Subsidiary Inc.	15,862	0.2%	Ares XLIII CLO Ltd.
Ares XLIV CLO Tax Subsidiary Inc.	39,026	0.5%	Ares XLIV CLO Ltd.
Ares XLV CLO Issuer Subsidiary Inc.	10,143	0.1%	Ares XLV CLO Ltd.
Ares XLVI CLO Tax Subsidiary Inc.	13,234	0.2%	Ares XLVI CLO Ltd.
Ares XLVII CLO Tax Subsidiary Inc.	15,423	0.2%	Ares XLVII CLO Ltd.
Ares XLVIII CLO Tax Subsidiary Inc.	11,536	0.2%	Ares XLVIII CLO Ltd.
Ares XLIX CLO Tax Subsidiary Inc.	10,210	0.1%	Ares XLIX CLO Ltd.

Ares Management LLC manages or controls, directly or indirectly, each Ares Lender of Record. The sole member of Ares Management LLC is Ares Management Holdings, and the general partner of Ares Management Holdings is Ares Holdco. The sole member of Ares Holdco is Ares Management. Ares Management GP is the sole holder of the Class B Common Stock, $0.01 par value per share, of Ares Management (the “Class B Common Stock”) and Ares Voting is the sole holder of the Class C common stock, $0.01 par value per share, of Ares Management (the “Class C Common Stock”). Pursuant to Ares Management’s Certificate of Incorporation in effect as of the date of this Schedule 13G, the holders of the Class B Common Stock and the Class C Common Stock, collectively, will generally have the majority of the votes on any matter submitted to the stockholders of Ares Management if certain conditions are met. The sole member of both Ares Management GP and Ares Voting is Ares Partners. Ares Partners is managed by a board of managers, which is composed of Michael J Arougheti, Ryan Berry, R. Kipp deVeer, David B. Kaplan, Antony P. Ressler and Bennett Rosenthal (collectively, the “Board Members”). Mr. Ressler generally has veto authority over decisions by the Board Members.

Each of the Reporting Persons (other than the Ares Direct Holders, in each case, solely with respect to the Common Units held of record by each such Ares Direct Holder as set forth above), the Board Members and the other directors, officers, partners, stockholders, members and managers of the Reporting Persons, expressly disclaims beneficial ownership of the Common Units for purposes of Section 13(d) of the Act and the rules under Section 13(d) of the Act.

(c) The information contained on the cover pages to this Schedule 13G is incorporated herein by reference.

Item 5.	Ownership of Five Percent or Less of a Class

As of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the Issuer's Common Units.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not applicable.

Item 8.	Identification and Classification of Members of the Group

Not applicable.

Item 9.	Notice of Dissolution of Group

Not applicable.

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:   February 14, 2022

Ares XXVII CLO Tax Subsidiary Inc.

By: Ares CLO Management XXVII, L.P., as Asset Manager to Ares XXVII CLO Ltd.

By: Ares CLO GP XXVII, LLC, its General Partner

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XXVII CLO Ltd.
By: Ares CLO Management XXVII, L.P., as Asset Manager

By: Ares CLO GP XXVII, LLC, its General Partner

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XXVIIIR CLO Tax Subsidiary Inc.
By: Ares CLO Management LLC, as Asset Manager to Ares XXVIIIR CLO Ltd.

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XXVIIIR CLO Ltd.
By: Ares CLO Management LLC, as Asset Manager

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XXIX CLO Tax Subsidiary Inc.
By: Ares CLO Management XXIX, L.P., as Asset Manager to Ares XXIX CLO Ltd.

By: Ares CLO GP XXIX, LLC, its General Partner

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XXIX CLO Ltd.
By: Ares CLO Management XXIX, L.P., as Asset Manager

By: Ares CLO GP XXIX, LLC, its General Partner

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XXXIR CLO Tax Subsidiary Inc.
By: Ares CLO Management LLC, as Asset Manager to Ares XXXIR CLO Ltd.

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XXXIR CLO Ltd.
By: Ares CLO Management LLC, as Asset Manager

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XXXIIR CLO Tax Subsidiary Inc.
By: Ares CLO Management LLC, as Asset Manager to Ares XXXIIR CLO Ltd.

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XXXIIR CLO Ltd.
By: Ares CLO Management LLC, as Asset Manager

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XXXIV CLO Tax Subsidiary Inc.
By: Ares CLO Management LLC, as Asset Manager to Ares XXXIV CLO Ltd.

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XXXIV CLO Ltd.
By: Ares CLO Management LLC, as Asset Manager

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XXXVR CLO Tax Subsidiary Inc.
By: Ares CLO Management LLC, as Asset Manager to Ares XXXVR CLO Ltd.

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XXXVR CLO Ltd.
By: Ares CLO Management LLC, as Asset Manager

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XXXVII CLO Issuer Subsidiary Inc.
By: Ares CLO Management LLC, as Asset Manager to Ares XXXVII CLO Ltd.

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XXXVII CLO Ltd.
By: Ares CLO Management LLC, as Asset Manager

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XXXVIII CLO Tax Subsidiary Inc.
By: Ares CLO Management II LLC, as Asset Manager to Ares XXXVIII CLO Ltd.

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XXXVIII CLO Ltd.
By: Ares CLO Management II LLC, as Asset Manager

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XXXIX CLO Tax Subsidiary Inc.
By: Ares CLO Management II LLC, as Asset Manager to Ares XXXIX CLO Ltd.

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XXXIX CLO Ltd.
By: Ares CLO Management II LLC, as Asset Manager

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XL CLO Tax Subsidiary Inc.
By: Ares CLO Management LLC, as Asset Manager to Ares XL CLO Ltd.

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XL CLO Ltd.
By: Ares CLO Management LLC, as Asset Manager

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XLI CLO Tax Subsidiary Inc.
By: Ares CLO Management LLC, as Asset Manager to Ares XLI CLO Ltd.

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XLI CLO Ltd.
By: Ares CLO Management LLC, as Asset Manager

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XLII CLO Tax Subsidiary Inc.
By: Ares CLO Management LLC, as Asset Manager to Ares XLII CLO Ltd.

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XLII CLO Ltd.
By: Ares CLO Management LLC, as Asset Manager

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XLIII CLO Tax Subsidiary Inc.
By: Ares CLO Management LLC, as Asset Manager to Ares XLIII CLO Ltd.

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XLIII CLO Ltd.
By: Ares CLO Management LLC, as Asset Manager

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XLIV CLO Tax Subsidiary Inc.
By: Ares CLO Management II LLC, as Asset Manager to Ares XLIV CLO Ltd.

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XLIV CLO Ltd.
By: Ares CLO Management II LLC, as Asset Manager

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XLV CLO Issuer Subsidiary Inc.
By: Ares CLO Management II LLC, as Asset Manager to Ares XLV CLO Ltd.

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XLV CLO Ltd.
By: Ares CLO Management II LLC, as Asset Manager

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XLVI CLO Tax Subsidiary Inc.
By: Ares CLO Management LLC, as Asset Manager to Ares XLVI CLO Ltd.

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XLVI CLO Ltd.
By: Ares CLO Management LLC, as Asset Manager

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XLVII CLO Tax Subsidiary Inc.
By: Ares CLO Management II LLC, as Asset Manager to Ares XLVII CLO Ltd.

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XLVII CLO Ltd.
By: Ares CLO Management II LLC, as Asset Manager

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XLVIII CLO Tax Subsidiary Inc.
By: Ares CLO Management II LLC, as Asset Manager to Ares XLVIII CLO Ltd.

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XLVIII CLO Ltd.
By: Ares CLO Management II LLC, as Asset Manager

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XLIX CLO Tax Subsidiary Inc.
By: Ares CLO Management LLC, as Asset Manager to Ares XLIX CLO Ltd.

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XLIX CLO Ltd.
By: Ares CLO Management LLC, as Asset Manager

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares Management LLC

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares Management Holdings L.P.

By:	Ares Holdco LLC
Its:	General Partner

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares Holdco LLC

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares Management Corporation

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares Management GP LLC

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares Voting LLC

By:	Ares Partners Holdco LLC
Its:	Sole Member

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares Partners Holdco LLC

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

LIST OF EXHIBITS

Exhibit No.	Description

99.1	Joint Filing Agreement, dated as of February 14, 2022, by and among the Reporting Persons.